The Royce Fund
		    Form N-SAR for period ending 6/30/99

Item 77(C)



At a Special Meeting of Shareholders of the Registrant held on April 21, 1999, the Shareholders approved an amendment to the Investment Advisory Agreement for Royce Select Fund, changing the application of the high watermark test for the 12.5% performance fee from quarter-end to daily after December 31, 1999, as follows:


	Votes Cast for 		Votes Cast Against	 Votes Abstained
	--------------  	------------------	 ---------------
	   31,349		        278			935